CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES ANNOUNCES STIPULATION AND ORDER

IN SUIT AGAINST AIR INDUSTRIES GROUP

Edgewood, N.Y., October 2, 2018 - CPI Aerostructures, Inc. (“CPI Aero”) (NYSE American: CVU) today announced that it has entered into a Court ordered stipulation (the “Stipulation and Order”) with Air Industries Group, Inc. (“Air Industries”) with respect to a litigation in the Supreme Court of the State of New York concerning the previously announced agreement (the “Agreement”) for the acquisition by CPI Aero of all of the shares of capital stock of Air Industries’ subsidiary, Welding Metallurgy, Inc. (“WMI”).

As part of the Stipulation and Order, Air Industries has withdrawn its purported termination of the Agreement. Among other things, the Stipulation and Order requires Air Industries to deliver to CPI Aero within 45 days, audited, unqualified financial statements of WMI for 2017 certified by Air Industries’ auditor. Subject to fulfillment of other conditions to closing set forth in the Agreement, the parties agreed that the acquisition will close within three weeks after CPI Aero receives the audited financial statements. CPI Aero and Air Industries also agreed to promptly amend the Agreement to reflect the terms of the Stipulation and Order. The Court will retain jurisdiction of the case for all purposes, including enforcing the terms of the Stipulation and Order.

“We are pleased to have arrived at a resolution that enables us to move forward with our acquisition of WMI,” stated Douglas McCrosson, chief executive officer of CPI Aero. “We look forward to bringing together the strengths of the CPI Aero and WMI organizations – the dedicated talents of our employees, an expanded capabilities-set – to the benefit of our current and prospective aerospace and defense customers.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month period ended March 31, 2018 and June 30, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com